Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ensco plc:

We consent to the use of our reports dated February 18, 2011, with respect to the consolidated balance sheets of Pride International, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP
Houston, Texas
May 22, 2012